Exhibit 99.1

Soluna Holdings, Inc.

Ask Me Anything (AMA)

January 2025

Jason asked: Questions about when you will resume the preferred dividend payments have been left to the Board’s evaluation. Can you share the metrics used by the Board to assess whether to resume paying the Series A Preferred dividends?

The Board weighs the overall outlook for the company’s sources of cash flow, cash needs for operations and investment, and other general uses. Resumption of payment of dividends would possibly occur when the Board judges the forward outlook of cash flow after accounting for growth uses to be sufficient to resume payments.

Zach asked: What does the financing pipeline look like for HPC? Assuming that half of Kati is AI, it looks like ~$2.5B of cost to finance the buildout. Is the company able to access enough funding for this, and is there investor interest?

The development of HPC data centers occurs over a continuum that ranges from powered land to the full construction of an HPC data center. The company’s financing pipeline will seek to optimize the returns on invested capital after weighing factors such as the costs of different types of capital, risks faced, investor capabilities and preferences, and end customer needs and preferences.

A very generic rule of thumb is that 1 MW of secured power costs between $10-15 million to develop to an HPC data center, not including the HPC equipment (such as GPU clusters) and results in approximately 0.7 to 0.9 MW of installed HPC compute (with the remainder of power used for non-compute loads such as HVAC). The company is currently engaging with a range of infrastructure and sustainability investors, industry experts, joint venture partners, and end customers, who have a strong and immediate interest in working with Soluna to determine the optimized development and financing plan for each of its pipeline projects. More details will be communicated in due course as appropriate.

Zach also asked: What is the current status of Project Grace? Is there a development timeline? What will the cost structure look like and will the current 512 GPU cluster at Ada be shifted to the new location, lowering the overall project development costs?

Project Grace, our 2 MW Helix design HPC/AI data center project, that is located adjacent to Project Dorothy continues to progress through initial design phases - after which a more specific development timeline will be able to be locked in and communicated, which will also enable the Company to work to secure necessary financing to commence construction/development of the facility.

Project Ada, our 512 GPU cluster with partner HPE, has a different cost structure for Soluna than an owned and operated facility will have - and this will depend on various factors such as the model employed, which, for example, could be a Hosted HPC model where a customer (or customers) own the HPC equipment and Soluna operates which would have a significantly different cost structure than if Soluna owned the HPC equipment and made it available as a GPU-as-a-service. Customers of Project Ada may continue to grow within our HPE partnership or could be migrated to a hosted customer at Grace or a proprietary GPU as a service model leveraging Grace - but we are too early in the development timeline to be able to communicate definitive details.

Donny asked: Hello, I am a new investor as of today in Soluna; very excited. I was trying to find completion dates for your upcoming project sites, which means estimated dates for when these projects will be fully functional. If you have those handy, I would greatly appreciate it.

●	Project Dorothy 2
●	Project Grace
●	Project Kati

We are glad to have you join our committed investor community! We typically communicate project completion dates once we have a degree of certainty about them. For Project Dorothy 2 we are looking to complete the project in 3 phases with the first phase on track to complete during 2Q2025 and each subsequent phase about 3 months thereafter with full energization closer to the end of 2025. Project Kati will follow a similar development cycle where we reach initial energization between 6-9 months following becoming shovel-ready and closing project financing (in particular for BTC portions of the project). We will announce more on Project Kati soon. As already indicated in a prior answer, we do not yet have a definitive timeline for Project Grace but look forward to making additional announcements this year.

Prem asked: Any particular reason the stock price is crashing despite all the great news and work you all appear to be doing?

It is generally not our policy to speculate on movements in our share price as it depends on a range of factors. We have significantly reduced our Convertible Note facility (to $0) recently and seen several warrant exercises that have introduced shares to the market which are likely to have had an impact on the share price.

Tomas asked: I’ve been wondering whether Soluna’s pipeline of energy procurement might be valued correctly (or at all) by the market, or not. In an environment where access to energy has become the chokepoint, I would think that this pipeline is very valuable, in fact probably more valuable than Soluna’s operating assets. It’s a bit like a junior miner or oil company being valued for its reserves rather than for its current production. That is, only if investors are sufficiently aware of it, believe in it, and can put a number of future cash flows on it.

There are many ways to look at this - but one that we think is similar to a completely different industry is oil & gas. An owner of land where there is confirmed oil & gas in the ground can expect a different value than the owner of land where producing wells have been installed and infrastructure is in place to store and transport produced oil & gas to major distribution hubs.

The owner of a multi-billion dollar refinery can expect a different value than the owner of a gasoline station. Once a stakeholder demonstrates capability within the value chain to execute well, their share of the value may also increase. Each step from discovery to delivery of a finished product to an end user requires capital, expertise, time, and other resources, and the total value of the final finished product is shared across a range of stakeholders.

The business of transforming land and sunshine or wind into AI Factories has similarly complicated dynamics. For Soluna’s value to increase, we must secure land and access to power (which we have done), invest significant capital and resources (we are working on this), and possess a wide range of know-how and capability (we have secured some of the necessary partnerships and resourcesand are working to secure additional ones). Our strategy of securing unique access to sustainable power, forming a network of experienced resources and partners, and demonstrating the capability to successfully build and operate data centers in BTC mining and hosting should give you a glimpse into what we are now undertaking relating to HPC/AI - and should build confidence in our ability to do so successfully. This will take time but should result in the value you’re asking about being realized, in full, in due course.

Anonymous asked: Could you please specify your own Bitcoin hashrate and not just the sum of own + hosted? How are you standing in this regard right now?

We produce an Earnings Power Presentation annually and update it from time to time. Please look here (our investor center on our website) for the last version. We expect to refresh this analysis in the coming months. We typically update it when we release our annual results. We are currently seeing hash prices well above what we showed as the “Base Case,” and that is approaching what we showed as the “Upside Case.”

Jonny asked: Anyone interested in trying to find trapped energy for you guys, what do you look for in a potential site, and do you have resources we could use?

We use a range of evaluation criteria. Still, the most important ones that drive our selecting a site include: (1) % of power production capacity at a project that is curtailed (monetizing curtailed power is a big part of our value proposition to our power partners); (2) Siting in a deregulated market – enabling us to operate behind the meter (BTM) effectively; (3) Proximity of fiber – enabling strong and redundant, low latency, connection to the internet. This is especially important for AI. (4) Density of renewable power in the immediate area (indicative of future congestion, additional project synergies, and favorable wholesale power prices); (5) Availability of buildable land adjacent to or near a project substation (to enable efficient interconnection of the data center).

In general, Soluna is your best resource - if you are aware of opportunities meeting these criteria or are likely to, please send them our way via our website contact page here or via email at hello@soluna.io.

John asked: What’s the expected timeline to have enough scale (revenue) to become profitable as a public company to cover OPEX / SG&A expenses?

As we continue to execute our strategy to develop our pipeline, we will add cash flows at each energization - the next will be Dorothy 2 from 2Q2025 through the end of 2025, followed by Kati thereafter. With our pipeline growth, and near term expansion to simultaneous development of multiple projects, as well as our emerging Cloud and AI data center businesses, we will also continue to need to invest in resources. The combination of these makes it difficult to specify a particular date by which we will achieve cash sustainability, but we are well on our way and are focused on reaching that point as soon as possible while simultaneously not jeopardizing our ability to realize our considerable opportunities for growth. We are in growth mode now.

Michael asked: When are you going to install H200 GPUs? Is this part of the HPE Cooperation as well?

Our current HPE partnership involves H-100 GPUs, but could grow into H-200 GPUs in time. Additionally, as we develop AI/HPC data centers it seems increasingly likely they will house current generation GPUs, as well as be capable of housing yet-to-be-announced future generations of GPUs.